QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.5

CERTIFICATE OF LIMITED PARTNERSHIP
OF
EXCO GP PARTNERS, LP

        This Certificate of Limited Partnership of EXCO GP Partners, LP, dated August 31, 2007, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the "Act") to form a limited partnership under the Act.

        1.     Name. The name of the limited partnership is EXCO GP Partners, LP.

        2.     Registered Office; Registered Agent. The address of the registered office of the limited partnership required to be maintained by Section 17-104 of the Act is:

      Corporation Trust Center
      1209 Orange Street
      Wilmington, Delaware 19801

                 The name and address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:

      The Corporation Trust Company
      Corporation Trust Center
      1209 Orange Street
      Wilmington, Delaware 19801

        3.     General Partner. The name and the business, residence or mailing address of the general partner of the limited partnership are:

      EXCO Partners GP LP, LLC
      12377 Merit Dr., Suite 1700
      Dallas, Texas 75251

        4.     This Certificate of Limited Partnership of EXCO GP Partners, LP shall become effective as of 5:01 p.m. (Eastern Time) on September 4, 2007.

        EXECUTED as of the date first above written.

EXCO Partners GP LP, LLC, a Delaware limited liability company
By:	/s/ William L. Boeing William L. Boeing, Vice President, General Counsel and Secretary

QuickLinks

CERTIFICATE OF LIMITED PARTNERSHIP OF EXCO GP PARTNERS, LP